UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(D) of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)	April 18, 2008 (April 17, 2008)

GameStop Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-32637	20-2733559
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, Texas	76051
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(817) 424-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e) On April 17, 2008, GameStop Corp. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Steven R. Morgan, President of the Company, describing the terms of his election to resign his employment with the Company with the approval of the Company, effective May 2, 2008 (the “Effective Date”), a copy of which is attached as Exhibit 10.1. Under the terms of the Letter Agreement, (i) on November 3, 2008, Mr. Morgan will receive in a lump sum $952,763.00, constituting Mr. Morgan’s current annual salary, average annual bonus for the past three years, unpaid vacation pay and value of six months of medical benefits, plus interest thereon at 5% per annum from the Effective Date through November 3, 2008, (ii) he will be entitled to Company-paid COBRA medical benefits for up to eighteen months following the Effective Date, (iii) as of the Effective Date, all vesting restrictions regarding stock options and restricted stock that have been previously granted to Mr. Morgan by the Company shall lapse and such stock options and restricted stock shall then be fully vested, and (iv) Mr. Morgan will be subject to certain restrictive covenants, most through May 2, 2009 and some through May 2, 2010. The foregoing summary of the Letter Agreement is qualified in its entirety by reference to the actual Letter Agreement attached as Exhibit 10.1.

The responsibilities held by Mr. Morgan will be assumed by other members of the Company’s senior management team.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

10.1	Letter Agreement, dated April 17, 2008, by and between the Company and Steven R. Morgan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GameStop Corp.
(Registrant)

Date: April 18, 2008	/s/ David W. Carlson
	Name:	David W. Carlson
	Title:	Executive Vice President and Chief Financial Officer